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Exhibit 4.4

STOCK PURCHASE AGREEMENT

        THIS STOCK PURCHASE AGREEMENT (the "Agreement") is entered into as of March 31, 2002 by and between Odetics, Inc., a Delaware corporation (the "Corporation"), and Stradling Yocca Carlson and Rauth, a professional corporation (the "Purchaser").

R E C I T A L S:

        A.    Purchaser has performed legal services for the Corporation and is owed as of February 28, 2002, One Hundred Fifty Seven Thousand Three Hundred Thirty Nine Dollars and Forty One Cents ($157,339.41) in legal fees (the "Indebtedness").

        B.    The Corporation desires to issue to the Purchaser and Purchaser wishes to receive shares of the Common Stock of the Corporation in exchange for the cancellation of the legal fees owed to Purchaser in accordance with the terms set forth herein.

        NOW, THEREFORE, for good and valuable consideration, the sufficiency and adequacy of which are hereby acknowledged, and in consideration of the terms, covenants and conditions set forth herein, the parties hereby agree as follows:

        1.    Purchase and Sale of Shares.    Subject to the terms and conditions of this Agreement, the Corporation hereby agrees to sell to the Purchaser and the Purchaser agrees to purchase from the Corporation 104,893 shares of the Corporation's Common Stock, $.001 par value (the "Shares"), for the consideration set forth in Section 2 hereof.

        2.    Consideration.    In exchange for the sale and issuance of the Shares, the Purchaser shall cancel and terminate the Indebtedness of the Corporation to the Purchaser.

        3.    Representations and Warranties of the Purchasers.    The Purchaser hereby makes the following representations and warranties to the Corporation:

          3.1  Purchaser is acquiring the Shares for its own account, for investment purposes and not with a view to or for sale in connection with any distribution of any part of the Shares.

          3.2  Purchaser is an "accredited investor" within the meaning of Regulation D promulgated under the Securities Act of 1933, as amended (the "1933 Act").

          3.3  The Corporation has advised the Purchaser that the Shares have not been registered under the Securities Act of 1933 (the "Act"), as the offering of the Shares is to be effected pursuant to an exemption from the registration provisions of the Act, and similar exemptions under applicable state securities laws, and, in this connection, the Corporation is relying in part on the representations of the Purchaser set forth herein.

          3.4  Without in any way limiting the representations set forth above, Purchaser further agrees in no event to make any disposition of all or any part of the Shares unless and until (i) such Purchaser shall have notified the Corporation of the proposed disposition; (ii) such Purchaser shall have furnished the Corporation with an opinion of counsel to the effect that such disposition will not require registration under the Act, and (iii) such opinion of counsel shall have been concurred in by the Corporation's counsel and the Corporation shall have advised such Purchaser of such concurrence.

          3.5  Purchaser acknowledges receipt of all information as such Purchaser deems necessary and appropriate to enable such Purchaser to make an informed decision with respect to his or her acquisition of the Shares, including information concerning the business and financial condition of the Corporation, and has had the opportunity to discuss such information and ask questions regarding the Corporation and the Shares, all as he or she has found necessary to make an informed investment decision.

          3.6  Purchaser represents that he or she is an investor of sufficient sophistication and experience to make an informed investment decision regarding the acquisition of the Shares, and certifies that his or her financial situation is such that he or she is able to bear the economic risk of an investment in the Shares.

          3.7  Purchaser is an executive officer and a director of the Corporation.

          3.8  Purchaser recognizes that the Shares must be held indefinitely unless they are subsequently registered under the Act or an exemption from such registration is available, and further recognizes that the Corporation is under no obligation to register the Shares or to comply with any exemption from such registration.

          3.9  Each Purchaser understands and agrees that the certificate evidencing the Shares will bear a legend substantially as follows:

      THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933; THEY HAVE BEEN ACQUIRED BY THE HOLDER FOR INVESTMENT AND MAY NOT BE PLEDGED, HYPOTHECATED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT AS MAY BE AUTHORIZED UNDER THE SECURITIES ACT OF 1933, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

        4.    Representations and Warranties of the Corporation.    The Corporation hereby makes the following representations and warranties to the Purchaser:

          4.1    Corporate Organization, Standing, Power and Authority.    The Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is authorized to conduct business in each jurisdiction in which the character of the properties owned by it or the nature of its business makes such authorization necessary and where the failure to be so qualified would have a material adverse effect on the Corporation. The Corporation has the requisite corporate power and authority to conduct its business as now conducted and to own or lease (as the case may be), and to use, the properties and assets used therein in the same manner as such properties and assets have been used since its inception.

          4.2    Power to Execute Agreement.    The Corporation has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Corporation and, assuming this Agreement constitutes the valid and binding agreement of Purchaser, constitutes the valid and binding agreement of the Corporation, enforceable against the Corporation in accordance with its terms, except that the enforcement hereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

          4.3    Validity of Shares.    The Shares, when issued, sold and delivered in compliance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable, and will be free of any liens or encumbrances; provided, however, that the Shares may be subject to restrictions on transfer under state and/or federal securities laws as set forth herein or as otherwise required by such laws at the time a transfer is proposed.

          4.4    Consents of Third Parties.    The execution, delivery and performance of this Agreement, and the performance by Corporation of their obligations hereunder and thereunder, will not (i) violate or conflict with the Certificate of Incorporation or by-laws or other charter documents of the Corporation, (ii) conflict with, or result in the breach of, or termination of, or constitute a default under (whether with notice or lapse of time or both), or accelerate or permit the acceleration of the performance required by, any indenture, loan or credit agreement, note, bond, mortgage, lien, lease, agreement, commitment, permit, concession, franchise, or license or other instrument, or any order, judgment or decree, to which the Corporation are a party or by which the Corporation or any of its properties are bound, (iii) constitute a violation of any law, regulation, statute, ordinance, order, writ, judgment, injunction or decree applicable to the Corporation or (iv) result in the creation of any lien, charge or encumbrance upon the capital stock, properties or assets of the Corporation, other than violations, conflicts, breaches, terminations, accelerations and defaults specified in the foregoing clauses (ii) through (iv) which would not materially and adversely affect the Corporation's ability to perform its obligations under this Agreement or have any change or effect that has been, is or, as far as can reasonably be foreseen, may be materially adverse to the businesses, operations, assets, results of operation or financial condition of the Corporation. No consent, approval or authorization of any governmental authority is required on the part of the Corporation in connection with the execution, delivery and performance of this Agreement.

        5.    Registration.

          5.1    Mandatory Registration.    The Corporation will use best efforts to file with the SEC a registration statement pursuant to the Securities Act of 1933, as amended, and the rules and regulations thereunder, or any similar successor statute (the "Securities Act") (the "Registration Statement") on Form S-3 registering the Shares for resale no later than September 30, 2002 (the "Filing Date"). If Form S-3 is not available at that time, then the Corporation will file a Registration Statement on such form as is then available to effect a registration of the Shares, subject to the consent of the Purchaser, which consent will not be unreasonably withheld.

          5.2    Effectiveness of the Registration Statement.    The Corporation will use its best efforts to cause the Registration Statement to be declared effective by the SEC as soon as practicable after filing, and in any event no later than the 90th day after the Filing Date (the "Required Effective Date"). However, so long as the Corporation filed the Registration Statement within 30 business days after the Filing Date, (a) if the SEC takes the position that registration of the resale of the Shares by the Purchaser is not available under applicable laws, rules and regulation and that the Corporation must register the offering of the Shares as a primary offering by the Corporation, or (b) if the Registration Statement receives SEC review, then the Required Effective Date will be the 120th day after the Filing Date. In the case of an SEC response described in clause (a), the Corporation will, within 40 business days after the date the Corporation receives such SEC response, file a Registration Statement as a primary offering. The Corporation's best efforts will include, but not be limited to, promptly responding to all comments received from the staff of the SEC. If the Corporation receives notification from the SEC that the Registration Statement will receive no action or review from the SEC, then the Corporation will cause the Registration Statement to become effective within five business days after such SEC notification. Once the Registration Statement is declared effective by the SEC, the Corporation will cause the Registration Statement to remain effective until sold or saleable under Rule 144 without restrictions on volume (the "Registration Period"), except as permitted under Section 6.1.

          5.3    Piggyback Registrations.

            (a)  If, at any time prior to the expiration of the Registration Period, a Registration Statement is not effective with respect to all of the Shares and the Corporation decides to register any of its securities for its own account or for the account of others, then the Corporation will promptly give the Purchaser written notice thereof and will use its best efforts to include in such registration all or any part of the Shares requested by such Purchaser to be included therein (excluding any Shares previously included in a Registration Statement). This requirement does not apply to Corporation registrations on Form S-4 or S-8 or their equivalents relating to equity securities to be issued solely in connection with an acquisition of any entity or business or equity securities issuable in connection with stock option or other employee benefit plans. The Purchaser must give its request for registration under this paragraph to the Corporation in writing within 15 days after receipt from the Corporation of notice of such pending registration. If the registration for which the Corporation gives notice is a public offering involving an underwriting, the Corporation will so advise the Purchaser as part of the above-described written notice. In that event, if the managing underwriter(s) of the public offering impose a limitation on the number of shares of Common Stock that may be included in the Registration Statement because, in such underwriter(s)' judgment, such limitation would be necessary to effect an orderly public distribution, then the Corporation will be obligated to include only such limited portion, if any, of the Shares with respect to which such Purchaser has requested inclusion hereunder. Any exclusion of Shares will be made pro rata among all holders of the Corporation's securities seeking to include shares of Common Stock in proportion to the number of shares of Common Stock sought to be included by those holders. However, the Corporation will not exclude any Shares unless the Corporation has first excluded all outstanding securities the holders of which are not entitled by right to inclusion of securities in such Registration Statement or are not entitled pro rata inclusion with the Shares.

            (b)  No right to registration of Shares under this Section 5.3 limits in any way the registration required under Section 5.1 above. The obligations of the Corporation under this Section 5.3 expire upon the earlier of (i) the effectiveness of the Registration Statement filed pursuant to Section 5.1 above, (ii) after the Corporation has afforded the opportunity for the Purchaser to exercise registration rights under this Section 5.3 for two registrations (provided, however, that the Purchaser has had any Shares excluded from any Registration Statement in accordance with this Section 5.3 may include in any additional Registration Statement filed by the Corporation the Shares so excluded), (iii) when all of the Shares held by the Purchaser may be sold by the Purchaser under Rule 144 without being subject to any volume restrictions.

          5.4    Eligibility to use Form S-3.    The Corporation represents and warrants that it meets the requirements for the use of Form S-3 for registration of the sale by the Purchaser of the Shares. The Corporation will file all reports required to be filed by the Corporation with the SEC in a timely manner so as to preserve its eligibility for the use of Form S-3.

        6.    Additional Obligations of the Corporation.

          6.1    Continued Effectiveness of Registration Statement.    The Corporation will keep the Registration Statement covering the Shares effective under Rule 415 of the Securities Act at all times during the Registration Period. In the event that the number of shares available under a Registration Statement filed pursuant to this Agreement is insufficient to cover all of the Shares issued, the Corporation will (if permitted) amend the Registration Statement or file a new Registration Statement (on the short form available therefor, if applicable), or both, so as to cover all of the Shares. The Corporation will file such amendment or new Registration Statement as soon as practicable, but in no event later than 30 business days after the necessity therefor arises (based upon the market price of the Common Stock and other relevant factors on which the Corporation reasonably elects to rely). The Corporation will use its best efforts to cause such amendment or new Registration Statement to become effective as soon as is practicable after the filing thereof, but in no event later than 90 days after the date on which the Corporation reasonably first determines the need therefor.

          6.2    Accuracy of Registration Statement.    Any Registration Statement (including any amendments or supplements thereto and prospectuses contained therein) filed by the Corporation covering Shares will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. The Corporation will prepare and file with the SEC such amendments (including post-effective amendments) and supplements to the Registration Statement and the prospectus used in connection with the Registration Statement as may be necessary to permit sales pursuant to the Registration Statement at all times during the Registration Period, and, during such period, will comply with the provisions of the Securities Act with respect to the disposition of all Shares of the Corporation covered by the Registration Statement until the termination of the Registration Period, or if earlier, until such time as all of such Shares have been disposed of in accordance with the intended methods of disposition by the seller or Corporation thereof as set forth in the Registration Statement.

          6.3    Furnishing Documentation.    The Corporation will furnish to the Purchaser (a) promptly after such document is filed with the SEC, one copy of any Registration Statement filed pursuant to this Agreement and any amendments thereto, each preliminary prospectus and final prospectus and each amendment or supplement thereto; and (b) a number of copies of a prospectus, including a preliminary prospectus, and all amendments and supplements thereto, and such other documents as the Purchaser may reasonably request in order to facilitate the disposition of the Shares owned by the Purchaser. The Corporation will promptly notify by facsimile or email the Purchaser of the effectiveness of the Registration Statement and any post-effective amendment.

          6.4    Additional Obligations.    The Corporation will use its best efforts to (a) register and qualify the Shares covered by a Registration Statement under such other securities or blue sky laws of such jurisdictions as each Investor who holds (or has the right to hold) Shares being offered reasonably requests, (b) prepare and file in those jurisdictions any amendments (including post-effective amendments) and supplements to such registrations and qualifications as may be necessary to maintain their effectiveness during the Registration Period, (c) take any other actions necessary to maintain such registrations and qualifications in effect at all times during the Registration Period, and (d) take any other actions reasonably necessary or advisable to qualify the Shares for sale in such jurisdictions. Notwithstanding the foregoing, the Corporation is not required, in connection such obligations, to (i) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 6.4, (ii) subject itself to general taxation in any such jurisdiction, (iii) file a general consent to service of process in any such jurisdiction, (iv) provide any undertakings that cause material expense or burden to the Corporation, or (v) make any change in its charter or bylaws, which in each case the Board of Directors of the Corporation determines to be contrary to the best interests of the Corporation and its stockholders.

          6.5    Expenses of Registration.    The Corporation will bear all reasonable expenses, other than underwriting discounts and commissions, and transfer taxes, if any, incurred in connection with registrations, filings or qualifications pursuant to Sections 5 and 6 of this Agreement, including, without limitation, all registration, listing and qualifications fees, printers and accounting fees.

        7.    Miscellaneous.

          7.1    Further Assurances.    Each party hereto agrees to execute any and all documents reasonably required in order to carry out the purposes of this Agreement.

          7.2    Assignment.    Neither this Agreement nor any of the rights and obligations of the parties hereto shall be assignable without the prior written consent of the other party.

          7.3    Entire Agreement.    This Agreement embraces and includes the entire transaction and agreement between the parties hereto with respect to the subject matter hereof, and any prior contract or agreement between the parties hereto with respect to such subject matter shall hereby be cancelled and shall be of no further force or effect.

          7.4    Amendment; Waiver.    This Agreement may be amended, and any provision hereof may be waived, only by a written instrument signed by the Corporation and the Purchaser.

          7.5    Notice.    Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by certified mail, first class postage prepaid, or delivered personally or by telex, telegram or facsimile to the Purchaser or to the Corporation at the address set forth below across from their names or at such other place as the Purchaser or the Corporation may otherwise designate in writing.

          7.6    Counterparts.    This Agreement may be executed in facsimile and in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

          7.7    Headings.    The headings in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of any of its provisions.

          7.8    Severability.    If any provision of this Agreement shall be held to be unenforceable or invalid by any court of competent jurisdiction, such finding shall not affect the validity of the other provisions hereof and the invalid provision shall be deemed to have been severed herefrom.

          7.9    Governing Law; Jurisdiction.    This Agreement will be governed by and interpreted in accordance with the laws of the State of California without regard to the principles of conflict of laws. The parties hereto hereby submit to the exclusive jurisdiction of the United States federal and state courts located in Orange County, California with respect to any dispute arising under this Agreement.

[Signature Page Follows]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CORPORATION:
Address:	1515 South Manchester Ave. Anaheim, CA 92802	ODETICS, INC., a Delaware corporation
		By:	/s/ GREGORY A. MINER Gregory A. Miner, Chief Executive Officer
PURCHASER:
Address:	660 Newport Center Drive Suite 1600 Newport Beach, CA 92660	STRADLING YOCCA CARLSON & RAUTH
/s/ C. CRAIG CARLSON C. Craig Carlson, Vice President

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  Exhibit 4.4
STOCK PURCHASE AGREEMENT
R E C I T A L S